Exhibit 99.1

461 SO. MILPITAS BLVD.

MILPITAS CA

95035 USA

NEWS

For Immediate Release

GLOBALSTAR, INC. ANNOUNCES FIRST QUARTER RESULTS
FOR 2008

Quarter highlighted by closing acquisition for Brazilian corporate expansion, accolades for the SPOT Satellite MessengerSM and net subscriber growth

Post-quarter highlights include receipt of expanded ATC spectrum authority from the FCC and securing $150 million in additional financing

MILPITAS, CA. — (May 7, 2008) – Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, government and individuals, today announced its financial and operational results for the three month period ended March 31, 2008.

“Globalstar concluded the first quarter of the year with considerably lower churn compared to our last quarter of 2007 while growing to over 293,000 customers,” said Jay Monroe, Chairman and CEO of Globalstar, Inc.  Mr. Monroe added, “This growth permits us to retain our position as the largest North American-based satellite voice and data services provider.  While collecting awards and rave media reviews throughout the quarter, I am proud to say that our SPOT Satellite Messenger was also instrumental in saving the lives of a number of individuals.  From off the coast of Tasmania, to the snowmobile trails of Colorado, to the harsh remote regions of Alaska - the SPOT Satellite Messenger has done exactly what it was designed to do.”

“Throughout the quarter preparations for the deployment of Globalstar’s second-generation constellation continued on budget and on schedule for launch beginning in the second half of next year.  Since the end of the quarter, we were able to secure $150 million of additional funding before offering expenses.  This is great news for Globalstar, especially considering the adverse state of the capital markets.  This financing is required for the procurement and launch of our second-generation constellation and all of the enhanced product and service possibilities it will bring, especially with our newly expanded Ancillary Terrestrial Component (ATC) authority.”

On April 10, 2008 the U.S. Federal Communications Commission (FCC) issued a Report and Order expanding Globalstar’s authority to offer ATC services in the United States in conjunction with its mobile satellite services.  Globalstar is now authorized to use 19.275

MHz, compared to 11 MHz previously, of its 1.6/2.4 GHz mobile satellite service (MSS) spectrum for ATC.

First Quarter Company Highlights:

In January the SPOT Satellite Messenger was showcased successfully at the Consumer Electronics Show (CES) in Las Vegas and was named by CRN ChannelWeb as one of the top 20 products at the show. CES is the world’s largest tradeshow for consumer technology.  This year’s show featured 2,700 companies and displayed over 20,000 products on 1.85 million square feet of exhibit space in front of an estimated gathering of over 130,000 attendees.

In March Globalstar completed the purchase of the Globalstar independent gateway operator in Brazil from affiliates of Loral Space & Communications Inc. The acquisition adds substantially to Globalstar’s wholly-owned service provider operations and paves the way for Globalstar to expand immediately its Simplex data coverage in South America.  Globalstar also expects to engage in future discussions with potential partners to provide ancillary terrestrial component or ATC-type services in Brazil pending regulatory approval for such services.

Service Revenue for the first quarter of 2008 was $16.0 million compared to $17.5 million during the same period of 2007.  Total Revenue in the first quarter of 2008 was $22.1 million compared to $23.2 million during the same period in 2007.  Adjusted Revenue (adjusted for the Company’s annual rate plans) in the first quarter was $23.0 million compared to $25.7 million during the same period in 2007.

During the first quarter of 2008, Globalstar recorded an operating loss of $11.6 million and Adjusted EBITDA loss of $1.5 million, compared to an operating loss of $0.6 million and Adjusted EBITDA of $4.6 million during the same period in 2007. Net loss for the first quarter of 2008 was $6.6 million, compared to net income of $0.4 million in the same period of 2007.

The net loss in the first quarter of 2008 included approximately $4.3 million in marketing and advertising expenses as well as other costs related to the launch of the SPOT Satellite Messenger, non-cash stock compensation of $3.7 million, and higher depreciation costs associated with the placement of recently launched satellites into service.  (For details concerning Adjusted EBITDA, please see the chart titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” found later in this release.)

Key financial performance measures (see the chart titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” found later in this release) for the three months ended March 31, 2008 were as follows:

•                  Net subscribers increased during the first quarter of 2008 by approximately 9,100 compared to approximately 8,800 during the same period in 2007, and a net decrease of approximately 1,100 subscribers in the fourth quarter of 2007.

•                  The average monthly retail churn rate in the first quarter was 1.3 percent compared to 1.0 percent during the first quarter of 2007 and 2.0 percent in the fourth quarter of 2007.

Conference Call Note

As previously announced, Globalstar will conduct a conference call scheduled for May 7, 2008 at 5:00 p.m. Eastern Time to discuss the first quarter 2008 results.

Details are as follows:

Earnings Call:	Dial: 1.800.322.2803 (US and Canada), 617.614.4925 (International) and participant pass code # 18584587

Audio Replay:

A replay of the earnings call will be available for a limited time and can be heard after 7:00 p.m. ET on May 7, 2008. Dial: 888.286.8010 (US and Canada), 617.801.6888 (International) and pass code # 45832943

About Globalstar, Inc.
Globalstar offers satellite voice and data services to commercial and recreational users in more than 120 countries around the world. Globalstar’s products include mobile and fixed satellite telephones, simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications.

For more information regarding Globalstar, please visit Globalstar’s web site at www.globalstar.com

###

For further media information:

Globalstar, Inc.

Dean Hirasawa

(408) 933-4006

Dean.hirasawa@globalstar.com

Safe Harbor Language for Globalstar Releases

This press release contains certain statements such as, “Globalstar also expects to engage in future discussions with potential partners to provide ancillary terrestrial component or ATC-type services in Brazil pending regulatory approval for such services,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, including demand for our products and services, including commercial acceptance of our new Simplex products, including the SPOT Satellite Messenger, and the ability to retain and migrate our two-way communications services subscribers to our second-generation constellation when it is deployed; problems relating to the construction, launch or in-orbit performance of our existing and future satellites; including the effects of the degrading ability of our first-generation satellite constellation to support two-way communication; problems relating to the ground-based facilities operated by us or by independent gateway operators; our ability to attract sufficient additional funding to meet our future capital requirements including deployment of our second-generation constellation; competition and its competitiveness vis-a-vis other providers of satellite and ground-based communications products and services; the pace and effects of industry consolidation; the continued availability of launch insurance on commercially reasonable terms, and the effects of any insurance exclusions; changes in technology; our ability to continue to attract and retain qualified personnel; worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis; and legal, regulatory, and tax developments, including changes in domestic and international government regulation.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2008	March 31, 2007

Revenue:
Service revenue	$16,010	$17,466
Subscriber equipment sales	6,124	5,688
Total revenue	22,134	23,154
Operating expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	7,475	6,383
Cost of subscriber equipment sales	5,045	3,451
Marketing, general, and administrative	15,748	11,482
Depreciation and amortization	5,418	2,424
Total operating expenses	33,686	23,740

Operating (loss)	(11,552)	(586)
Other income (expense):
Interest income	1,368	828
Interest expense	(997)	(311)
Interest rate derivative loss	(3,539)	(364)
Other	8,251	1,234
Total other income (expense)	5,083	1,387
Income (loss) before income taxes	(6,469)	801
Income tax expense	166	357
Net income (loss)	$(6,635)	$444
Earnings (loss) per common share:
Basic	$(0.08)	$0.01
Diluted	$(0.08)	$0.01
Weighted-average shares outstanding:
Basic	82,448	73,652
Diluted	82,448	73,746

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

We utilize certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP.  A reconciliation of these measures to GAAP and a discussion of certain other operating metrics used in the industry are presented below.

GLOBALSTAR, INC.

RECONCILIATION OF GAAP TO ADJUSTED (1)

(Dollars in thousands, except ARPU)

(Unaudited)

	Three months ended March 31, 2008			Three months ended March 31, 2007
		Annual Plans			Annual Plans
	GAAP	Adjustment	Adjusted (1)	GAAP	Adjustment	Adjusted (1)

Revenue
Service Revenue	$16,010	$858	$16,868	$17,466	$2,524	$19,990
Equipment Revenue	6,124	—	6,124	5,688	—	5,688
Total Revenue	$22,134	$858	$22,992	$23,154	$2,524	$25,678

Operating Expenses
Cost of Services	7,475	—	7,475	6,383	—	6,383
Cost of Subscriber Equipment	5,045	—	5,045	3,451	—	3,451
Marketing, General and Administrative	15,748	—	15,748	11,482	—	11,482
Depreciation & Amortization	5,418	—	5,418	2,424	—	2,424
Total Operating Expenses	$33,686	$—	$33,686	$23,740	$—	$23,740

Operating Income/(Loss)	$(11,552)	$858	$(10,694)	$(586)	$2,524	$1,938

Interest Income/(Expense)	(3,168)	—	(3,168)	153	—	153
Other Income/(Expense)	8,251	—	8,251	1,234	—	1,234
Income Tax Expense (Benefit)	166	—	166	357	—	357

Net Income/(Loss)	$(6,635)	$858	$(5,777)	$444	$2,524	$2,968

EBITDA	$2,117	$858	$2,975	$3,072	$2,524	$5,596

Non-Cash Stock Compensation	3,681	—	3,681	240	—	240
Other One Time Non Recurring Charges	64	—	64	—	—	—
Foreign Exchange Loss (Income)	(8,251)	—	(8,251)	(1,234)	—	(1,234)

Adjusted EBITDA	$(2,389)	$858	$(1,531)	$2,078	$2,524	$4,602
Adjusted EBITDA Margin	(11)%		(7)%	9%		18%

Retail ARPU	$38.14	$2.14	$40.28	$42.71	$6.59	$49.30

(1) Annual Plans are adjusted to reflect revenue as though they were monthly plans.

(1)                                  Adjusted Service Revenue, Adjusted EBITDA and Adjusted APRU are adjustments made to reflect the Company’s annual service pricing plans that are adjusted and reported as though they were Globalstar monthly service plans. Adjusted EBITDA is further adjusted to exclude non-cash stock compensation expense, asset impairment charges, foreign exchange gains/(losses) and certain other non-cash charges.

Management uses Adjusted figures for service revenue, EBITDA, and ARPU in order to manage the Company’s business and to compare its results more closely to the results of its peers.

(2)                                  Average monthly revenue per unit (ARPU) measures service revenues per month divided by the average number of retail subscribers during that month.  Average monthly revenue per unit as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of income.  The Company believes that average monthly revenue per unit provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

(3)                                  EBITDA represents earnings before interest, income taxes, depreciation and amortization.  EBITDA does not represent and should not be considered as an alternative to GAAP measurements, such as net income, and the Company’s calculations thereof may not be comparable to similarly entitled measures reported by other companies.

The Company uses EBITDA as a supplemental measurement of its operating performance because, by eliminating interest, taxes and the non-cash items of depreciation and amortization, the company believes it best reflects changes across time in the company’s performance, including the effects of pricing, cost control and other operational decisions.  The company’s management uses EBITDA for planning purposes, including the preparation of its annual operating budget.  The company believes that EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the company’s operations.  Because EBITDA does not account for these expenses, its utility as a measure of the Company’s operating performance has material limitations.  Because of these limitations, the company’s management does not view EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.

SCHEDULE OF SELECTED OPERATING METRICS

(Dollars in thousands, except ARPU)

(Unaudited)

	Three months ended
	March 31, 2008	March 31, 2007

Subscribers (End of Period)	293,259	271,558

Net Subscriber Additions/(Losses)	9,133	8,756

Retail Churn	1.3%	1.0%

ARPU
Retail
GAAP	$38.14	$42.71
Adjusted	$40.28	$49.30
Wholesale
GAAP	$3.29	$3.46

Cash Capital expenditures	$70,159	$30,268

Available liquidity (1)	$150,184

Note:

(1)  Includes cash on hand ($14.5 million) and restricted cash ($135.7 million).